Exhibit 99.2
                                [GRAPHIC OMITTED]





            THERMOGENESIS CORP. ANNOUNCES CLOSING OF EQUITY FINANCING


RANCHO CORDOVA, California (April 1, 2003) - THERMOGENESIS CORP. (Nasdaq: KOOL), announced completion of a private financing involving the sale of its common stock to institutional investors. The Company closed on an aggregate of approximately $5.8 million in gross proceeds, including the previously reported $4.8 million. CDC Securities acted as the placement agent for the offering and received a 7% fee, based on gross proceeds. The Company issued a total of 3,807,565 shares of restricted common stock, and issued three-year warrants representing the right to acquire an additional 11,976 shares of common stock in the aggregate, exercisable at $2.39 per share. The Company will use the net proceeds for working capital and implementation of operational plans. The offering was a straight equity offering, and the terms did not contain any re-pricing provisions.

The private placement was made solely with institutional investors including Deutsche Bank and Clarion Capital Corporation. Terms and conditions of the offering are further detailed in the Company's filing on Form 8-K with the Securities and Exchange Commission.

Philip Coelho, the Company's CEO, commented "We are very pleased with the interest from a more varied group of investors in ThermoGenesis. This additional capital will allow us to strengthen the company's balance sheet and aid in creating more exposure to a wider group of investors going forward. Kevin Simpson, President and COO, stated further "The receipt of these funds are timely as we are progressing towards conclusion of our clinical trials, and sales revenues from our BioArchive(R) System continue to increase, as international efforts continue to focus on newer technologies and therapeutics that use umbilical cord blood stem cells. The additional working capital will also aid in efforts to complete certain restructuring activities and implementation of several cost reduction programs, particularly those directed towards increasing gross profits and ultimate profitability, based on future events."



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About THERMOGENESIS CORP.
After extensive research, THERMOGENESIS CORP.'s newly introduced technology platforms lead the world in their ability to produce biological products from single units of blood. Umbilical cord blood banks are utilizing the Company's BioArchive System as a critical enabling technology for the harvesting, processing and cryogenic archiving of stem cells for transplant, while its CryoSeal(R) System is used to prepare hemostatic and adhesive surgical sealants from patient blood in about an hour. THERMOGENESIS CORP. has been a leading supplier of state-of-the-art Ultra-Rapid Blood Plasma Freezers and Thawers to hospitals and blood banks since 1992.

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond the company's control with respect to market acceptance of new technologies and products, delays in testing and evaluation of products, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

                         For More Information, Contact:

                               THERMOGENESIS CORP.
                          Kevin Simpson: (916) 858-5100
                 or visit the web site at www.thermogenesis.com